EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made this 22nd  day of June 2011, by and between ARNO THERAPEUTICS, INC., a Delaware corporation with principal executive offices at 4 Campus Drive, 2nd Floor, Parsippany, NJ 07054 (the “Company”), and ALEX ZUKIWSKI, M.D., residing at [                        ] (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ Executive as Chief Medical Officer of the Company; and

WHEREAS, Executive desires to serve the Company in such capacity, upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.      Employment.  The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

2.      Term.  Executive’s employment by the Company shall commence on June 22, 2011 (the “Effective Date”) and continue for a period of three  years from the Effective Date unless terminated earlier as set forth in Section 8 below (the “Term”); provided, however, that the Term shall be automatically extended for an additional one-year period, on an annual basis, unless the Company or Executive provides the other party with written notice at least 90 days' prior to the end of the Term of the intent to not renew the contract ("Notice of Non-Renewal").

3.      Duties; Place of Performance; Etc.

(a)      Executive shall serve as Chief Medical Officer of the Company and shall, subject to the direction of the Board of Directors of the Company (the “Board”), have such powers and perform such duties as are customarily performed by the Chief Medical Officer of a similarly situated company including, but not limited to:

(i)      Managing the preclinical and clinical development for lead molecules including early development, clinical proof of concept studies and regulatory submissions;

(ii)      Responsible for strategy and operations of Phase I-III program clinical activities;

(iii)    Responsible for management of regulatory function and executing those duties consistent with appropriate compliance guidelines and FDA practices;

(iv)     Participating in business development activities;

(v)      Representing the Company at FDA, EMEA and other regulatory agencies;

(vi)     Gaining knowledge of competitors and clinical developments in relevant therapeutic areas;

(vii)    Representing the Company at scientific conferences, presentations, industry and investment groups;

(viii)   Gaining relationships with key opinion leaders and lead clinical investigators in the oncology field;

(ix)     Establishing partnerships with the international scientific and medical community; and

(x)      Participating and representing the Company as necessary in partnering and financing activities (presentations, due diligence etc.).

(b)           Executive shall also have such other powers and duties as may be from time to time directed by the Board, provided that the nature of Executive’s powers and duties so prescribed shall not be inconsistent with Executive’s position and duties herein.

(c)           Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, which will interfere with the performance by Executive of his duties hereunder or Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company. Notwithstanding the foregoing, Executive shall be permitted to (i) maintain his clinical oncology practice for up to two days per month, not to exceed 24 days per annum; and (ii) provide up to eight hours per month providing consulting services provided that such consulting services do not represent a Corporate Opportunity (as defined below), and as otherwise as agreed by the parties.

(d)           The duties to be performed by Executive hereunder shall be performed primarily at the office of the Company, which shall be at such location as the Company and Executive may mutually agree; provided, however, that Executive understands that his duties will require periodic travel, which may be substantial at times.

4.      Compensation.  As full compensation for the performance by Executive of his duties under this Agreement, during the Term the Executive shall receive the following:

(a)           Base Salary.  The Company shall pay Executive a base salary (the “Base Salary”) equal to $375,000.00 per annum, payable during the Term in accordance with the Company’s normal payroll practices.

(b)           Performance Bonus.  During the Term, Executive shall also be eligible to receive an annual cash performance bonus (the "Performance Bonus").  The criteria to attain such Performance Bonus shall be determined at the discretion of the Board, or a designated committee thereof, which amount shall be fifty percent (50%) of Executive’s Base Salary in the event of exceptional performance with a lesser percentages upon meeting designated criteria.  The Board, or such designated committee, shall use as guidance for the determination of the Performance Bonus certain corporate and individual goals  (the “Performance Goals”), which shall be established within 30 days of the Effective Date of this Agreement by Executive and the Chief Executive Officer of the Company and renewed annually on a calendar year basis (with the first calendar year being pro-rated) by Executive and the Chief Executive Officer no later than 15 days prior to the end of such calendar year.  Any Performance Bonus will be paid to Executive within 60 days of the end of each calendar year during the Term with respect to which a Performance Bonus is earned.

(c)           Withholding.  The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Executive under this Section 4.

(d)           Options.  As of the Effective Date, Executive will be granted options (the “Options”) pursuant to the Company’s 2005 Stock Option Plan (the “Plan”) to purchase 1,750,000 shares of the Company, par value $0.0001 per share (the “Common Stock”).  Each such Option shall have a 10 year term, an exercise price equal to $1.00 per share and be subject to the provisions of Section 9 below.

(i)      Fifty percent (50%) of the Options shall be designated as “Employment Options” and shall vest, if at all, as follows:

A.      twenty five percent (25%) of the shares subject to such Employment Option shall vest upon or be deemed vested as of the first anniversary of the Effective Date; and thereafter

B.      the remaining unvested shares subject to such Employment Option shall vest upon or be deemed vested in 24 equal monthly installments as of each subsequent monthly anniversary of the Effective Date commencing with the 13-month anniversary.

(ii)      Fifty percent (50%) of the Options shall be designated as “Performance Options” and shall vest, if at all, upon the successful achievement of the Performance Goals.  The Performance Options shall vest in three equal annual installments during the Term (representing in each year approximately 16.66% of the total Options), subject to the successful annual achievement of the applicable Performance Goals for such year.  The vesting of each installment of the Performance Option shall be determined no later than 15 days prior to the end of the applicable calendar year.

(iii)     The Company shall take all reasonable actions necessary to cause an increase in the number of shares of Common Stock issuable under the Plan sufficient to permit the issuance of the Options described in Section 4(d).

(iv)     Notwithstanding anything to the contrary herein, in the event of Executive’s death, Disability or upon any Change of Control, all unvested  Options shall immediately vest in full and remain exercisable, if applicable, for a period of 365 calendar days following the date of such termination.

(e)           Expenses.

(i)      Business Expenses.  The Company shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other documented proof of Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(ii)      Relocation Expenses.

A.      The Company shall reimburse Executive in an amount up to $150,000 for covered/allowable expenses incurred in connection with his relocating to an area in closer proximity to the Company’s office location including without limitation closing costs and points paid with respect the sale and purchase of a residence by the Executive.

B.      The Company shall reimburse Executive an additional $50,000 if temporary housing is required prior to his permanent relocation.

C.      If Executive is terminated by the Company for Cause (as defined below), or Executive terminates his employment with the Company for any reason other than Good Reason, then Executive shall be required to repay the Company the following percentage of the Relocation Expenses:

1.           100% if such termination occurs at any time on or prior to the 18-month anniversary of the Effective Date; and

2.           50% if such termination occurs following the 18-month anniversary of the Effective Date but prior to the 24-month anniversary of the Effective Date.

(f)           Insurance.

(i)      Executive shall be designated as a named insured on directors’ and officers’ liability insurance of the Company.

(ii)      During the Term, the Company shall reimburse the Executive for the annual premiums attributable to a term life insurance policy for the Executive in an amount equal to $500,000, such reimbursement not to exceed $10,000 per annum.

(g)           Executive Benefits and Perquisites.

(i)      Executive will be entitled to participate in all long-term and short-term incentive compensation programs, profit sharing programs and retirement programs (including without limitation equity-based programs) made available from time to time to senior executives of the Company.

(ii)      During the Term, Executive shall receive a monthly car allowance in an amount equal to $1,000 per month.

(h)           Vacation.  Executive shall, during the Term, be entitled to four non-consecutive weeks of vacation per annum, in addition to nationally recognized holidays.

5.      Confidential Information and Inventions.

(a)           Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality.  Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates.  “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company.  Additionally, information that, by its nature and content, would be readily recognized by a reasonable person to be proprietary to the Company shall also be deemed Confidential and Proprietary Information.  Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company.  Executive agrees not to:

(i)      use any such Confidential and Proprietary Information for strictly personal use or for others; and

(ii)     permanently remove any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of Executive’s duties to the Company, provided; however, that Executive shall not be prevented from using or disclosing any Confidential and Proprietary Information:

A.      that Executive can demonstrate was known to him prior to the effective date of that certain Confidential Disclosure Agreement entered into between the Parties dated May 3, 2011;

B.      that is now, or becomes in the future, available to persons who are not legally required to treat such information as confidential unless such persons acquired the Confidential and Proprietary Information through acts or omissions of Executive; or

C.      that he is compelled to disclose pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, provided that (1) Executive shall give Company sufficient advance written notice of such required disclosure to permit it to seek a protective order or other similar order with respect to such Confidential Information, and (2) thereafter Executive shall disclose only the minimum Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the Company.  The Confidential Information that is disclosed pursuant to this paragraph shall remain Confidential Information for all other purposes.

(b)           Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(c)           Except with prior written authorization by the Company, Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes a legal duty of confidence, at any time during or after his employment with the Company.

(d)           Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works, relating to the Company’s business in oncology drug therapeutics (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others,  during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101).  The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith.  Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(d) with respect to any Invention that is not directly or indirectly related to the Company’s business.  Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Executive will execute all documents necessary:

(i)         to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)        to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(e)           Executive acknowledges that while performing the services under this Agreement the Executive or, in the course of their services on behalf of the Company, other employees, agents or advisors of the Company or its affiliates may locate, identify and/or evaluate molecules, compounds, products and product candidates having commercial potential in the specific segments of the pharmaceutical or biotechnology research and development industries in the field of oncology drug therapeutics (the “Corporate Opportunities”). Executive understands, acknowledges and agrees that, subject to the intellectual property rights of any third parties in such Corporate Opportunities, during employment with the Company, the Executive shall not pursue any such Corporate Opportunity for himself or for others unless on behalf of the Company or unless such Corporate Opportunity is first offered to the Company and the Company rejects such Corporate Opportunity.  Notwithstanding the foregoing, nothing in this Agreement shall be construed as a limitation of Executive’s fiduciary duties as an officer of the Company.

(f)           The provisions of this Section 5 shall survive any termination of this Agreement.

6.      Non-Competition and Non-Solicitation.

(a)           Except as it relates to activities described in Section 3(c)(i) and (ii) hereunder, Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 5) and Executive agrees that, during the Term he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business that is directly or indirectly competitive with the Company’s business, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which is deemed by the parties hereto to be worldwide ; provided, however, that if a Person’s business has multiple lines or segments, some of which are not competitive with the Company’s business, nothing herein shall prevent Executive from being employed by, working for or assisting that line or segment of a Person’s business that is not competitive with the Company’s business. Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by Executive narrowly and fairly serves such an important and critical business interest of the Company.  Notwithstanding the foregoing, nothing contained in this Section 6(a) shall be deemed to prohibit Executive from acquiring or holding, solely for investment purposes, the securities of any corporation or other entity, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class or series of outstanding securities of such corporation or other entity.

(b)           During the Term and for a period of 12 months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)      solicit or induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiaries; or

(ii)       with respect to Corporate Opportunities, solicit the business of any agent, client or customer of the Company or any of its subsidiaries with respect to products or services similar to and competitive with those provided or supplied by the Company or any of its subsidiaries.

(c)           Executive and Company mutually agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party, and in the case of the Company including any officer, director or material shareholder of the Company.  Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto or their successors from making truthful statements in the proper performance of their jobs or that are required by applicable law, regulation or legal process, and the parties shall not violate this provision in making truthful statements in response to disparaging statements made by the other party.

(d)           In the event that Executive materially breaches any provisions of Section 5 or this Section 6, or the Company materially breaches the provisions of Section 6(c), then, in addition to any other rights which the Company may have, the Company shall be entitled to seek injunctive relief to enforce the restrictions contained in such Sections which injunctive relief shall be in addition to any other rights or remedies available to the Company under the law or in equity.

(e)           The right and remedy enumerated in Section 6(d) shall be independent of and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity.  If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions.  If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.  No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f)            In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies that may be available.  Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 5 or this Section 6 that the covenants contained in such Sections limit his ability to earn a living.

(g)           The provisions of this Section 6 shall survive any termination of this Agreement, provided that the Company has not breached its obligations under this Agreement.

7.      Representations and Warranties by Executive.  Executive hereby represents and warrants to the Company as follows:

(a)           Neither the execution or delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder violate or will violate any statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound (whether immediately, upon the giving of notice or lapse of time or both).

(b)           Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against his in accordance with its terms.  No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

8.      Termination.  Notwithstanding any provision to the contrary contained herein, and subject to the provisions of Section 9 below, which shall exclusively govern Executive's rights upon termination of employment with the Company, this Agreement and Executive's employment with the Company may be terminated by either party at any time and for any reason or no reason at all.

9.      Severance.

(a)           In the event that Executive’s employment is terminated by the Company without Cause (as defined below), or by Executive for Good Reason (as defined below), then upon such termination the Company shall pay Executive’s earned and accrued Base Salary and any earned (or partially) earned bonus through the date of termination, at the rate in effect at the time of termination, and in addition, the Company shall:

(i)      continue to pay Executive’s Base Salary and benefits (including without limitation any premiums due from Executive for health insurance benefits under COBRA) at the rate in effect at the time of termination (without regard to any reduction in base salary that served as the basis for a resignation for Good Reason) for a period (the “Severance Period”) of 12 months following the date of termination.

(ii)     the vesting of all unvested Employment Options shall be accelerated such that all unvested Employment Options shall be deemed vested as of the termination date; and

(iii)    all vested Options shall remain exercisable for a period of 365 calendar days following the termination date, after which date all Options shall expire; provided, however, that no such Option shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.

(b)           In the event that Executive’s employment is terminated by the Company for Cause, or by Executive other than for Good Reason, then upon such termination the Company shall pay Executive’s earned and accrued Base Salary and any earned (or partially) earned bonus through the date of termination, at the rate in effect at the time of termination, and (i) Executive shall not be entitled to any severance benefits, and (ii) the vesting applicable to all unvested Options shall cease immediately and the Executive shall have a period of 90 days to exercise any and all vested Options (or such longer period as provided in the Plan, in the event of death or disability), after which time all Options shall expire.

(c)           In the event that Executive’s employment is terminated at any time, beginning on the day that is 60 days prior to the effective date of a Change of Control (as defined below) (the “Trigger Date”) and ending on the date that is 12 months from the Trigger Date, then:

(i)     Executive shall be entitled to receive the amounts and benefits described above in Sections 9(a)(i) ; and

(ii)    all unvested Options shall immediately vest in full and remain exercisable, if applicable, for a period of 365 calendar days following the date of such termination; provided, however, that no such Option shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.  In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in the Executive’s Option agreements regarding immediate forfeiture of unvested shares upon termination of service or the duration of post-termination of service exercise periods, following any termination of the Executive’s employment, none of Executive’s Options shall terminate with respect to any vested or unvested portion subject to such equity incentive awards before 90 days following such termination.

(d)           This Section 9 sets forth the only obligations of the Company with respect to the termination of Executive’s employment with the Company, and Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 9.  Further, notwithstanding anything to the contrary contained herein, the Company shall have no obligation to pay, and Executive shall have no obligation to receive, any compensation, benefits or other consideration provided for in this Section 9 (the “Payments”) following termination of Executive’s employment unless Executive executes, and does not revoke or rescind, in no event later than 45 days following Executive’s termination (the “Release Deadline”) a separate agreement, in the form attached hereto as Exhibit A (the “Release Agreement”), releasing, as provided therein, the Company from any and all liability in connection with the termination of Executive’s employment; provided, however, that the failure to execute the Release Agreement shall not relieve the Company of its obligation to pay to Executive, and Executive shall be entitled to receive, the amount of any earned and/or accrued but unpaid Base Salary through the date of termination.  The Company will pay the Payments in accordance with its regular payroll schedule; provided, however, that no Payments will be paid prior to the Release Deadline.  If the Company determines that the Payments constitute “deferred compensation” under Section 409A (as defined in Section 11), and Executive’s Separation from Service (as defined in Section 11) occurs at a time during the calendar year when the Release Agreement could be executed in the calendar year following the calendar year in which Executive’s Separation from Service occurs, then regardless of when the Release is returned to the Company, the Release will not be deemed executed any earlier than the Release Deadline.  Notwithstanding any other payment schedule set forth in this Agreement, none of the Payments will be paid or otherwise delivered prior to the execution of the Release Agreement.  Except to the extent that Payments may be delayed until the Specified Employee Initial Payment Date pursuant to Section 11, on the first regular payroll pay day following the execution of the Release, the Company will pay Executive the Payments Executive would otherwise have received under the Agreement on or prior to such date but for the delay in Payments related to the execution of the Release, with the balance of the Payments being paid as originally scheduled.

(e)          The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 9.

(f)           The provisions of this Section 9 shall survive any termination of this Agreement.

(g)           For purposes of this Agreement, “Cause” shall include any of the following:

(i)        Executive's willful abandonment of  material duties or obligations hereunder, or willful misconduct by Executive in respect of such duties or obligations, including, without limitation, willful failure, disregard or refusal by Executive to abide by specific objective and lawful directions received by his in writing constituting an action of the Board;

(ii)       any willful, intentional or grossly negligent act by Executive having the reasonably foreseeable effect of actually and substantially injuring, whether financial or otherwise, the business reputation of the Company;

(iii)      Executive's indictment of any felony;

(iv)      Executive being convicted of a misdemeanor involving moral turpitude that causes, or could reasonably be expected to cause, substantial harm to the Company or its reputation;

(v)       the determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination); provided, however, that Cause shall not exist under this clause (v) unless the Company gives written notice to Executive where such notice describes with particularity the alleged act(s) at issue and has given Executive an opportunity to be heard at a meeting of the Board with or without counsel;

(vi)      any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony) by Executive; and

(vii)     a material breach by the Executive of Section 5, 6 or 7 of this Agreement.

(h)           Notwithstanding the foregoing, Cause shall not exist unless the Company gives written notice to Executive where such notice describes with particularity the alleged act(s) at issue and has given Executive an opportunity to be heard at a meeting of the Board with or without counsel or other representative.  For purposes of this Agreement, “Good Reason” shall mean:

(i)       any diminution by the Company of Executive's title, or Base Salary, or material diminution of his duties;

(ii)      relocation in the principal location of the Company’s office or the principal location of Executive’s office to an office that more than  35 miles from the Company’s principal office, which shall be in proximity to Bridgewater, NJ; or

(iii)     a material breach by the Company of Section 4 of this Agreement, which, if capable of being cured, is not cured by the Company within 30 days of written notice by Executive to the Company; or

(i)      For purposes of this Agreement, “Change of Control” shall have the meaning set forth in the Plan, except that, notwithstanding the terms of the Plan, no transaction shall be considered a Change of Control under this Agreement:

(i)      as a result of a Change of Control arising out of  or in connection with issuance and sale by the Company of its equity securities for the primary purpose of financing the Company’s on-going operations where the primary recipient of proceeds are not stockholders of the Company; and

(ii)     as a result of a Change of Control arising out of any transaction ascribing a valuation of the Company of less Forty Five Million Dollars ($45,000,000).

11.      Certain Tax Provisions.

(a)           Section 409A.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.  If Executive is, upon the separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the payment of the Severance Benefits had not been so delayed pursuant to this Section.

(b)      Section 280G.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between Executive and the Company  (collectively, the "Payments") constitute a "parachute payment" within the meaning of Section 280G of the Code and (ii) but for this Section 11(b), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless Executive and the Company otherwise agree in writing, any determination required under this Section 11(b) shall be made in writing by the Company’s independent public accountants (the "Accountants"), whose reasonable determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 11(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of  the Sections 280G and 4999 of the Code.  Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11(b).  If a reduction in Payments is necessary so that no portion of the Payments is subject to the excise tax under Section 4999 of the Code, reduction shall occur in the manner that results in the greatest economic benefit to Executive. If such excise tax or a reduction in Payments can be avoided by obtaining stockholder consent to the Payments, the Company shall use its best efforts to obtain requisite stockholders consents to avoid such excise tax or a reduction in Payments.   If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.  If this Section 11(b) is applied to reduce an amount payable to Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to his without being subjected to any excise tax, then, unless it would be unlawful for the Company make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Company though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under section 1274(d) of the Code in respect of such loan).

12.      Miscellaneous.

(a)           This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

(b)           Simultaneously with the execution of this Agreement, the Company and the Executive shall enter into the Indemnification Agreement attached hereto as Exhibit B. Notwithstanding the foregoing, the Company agrees that with respect to any liability arising from Employee’s actions while employed by the Company, the Employee will continue to be covered by the applicable directors and officers insurance generally covering directors and officers of the Company following his last date of employment, but only to the extent that such insurance is applicable.

(c)           Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, shall be exclusively decided by binding arbitration conducted in New York, NY in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect before a single arbitrator appointed in accordance with such rules.  Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction.  The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance.  Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause (h) below.  The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator.Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(d)           This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(e)           This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive.  The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with the terms of this Agreement.

(f)           This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(g)           The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(h)           All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails.  Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this clause (h).

(i)           This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(j)           As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(k)           The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(l)           This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARNO THERAPEUTICS, INC.

By:	/s/ Glenn Mattes
Name: Glenn Mattes
Title: President and Chief Executive Officer
Date: June 22, 2011

EXECUTIVE

By:	/s/ Alex Zukiwski
Name: Alex Zukiwski, M.D
Date: June 22, 2011

Exhibit A

[Form of]
Release Agreement

THIS RELEASE AGREEMENT (the “Agreement”) is entered into as of [DATE] by and between ALEX ZUKIWSKI, M.D. (the “Executive”) and ARNO THERAPEUTICS, INC., a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated June [      ], 2011 (the “Employment Agreement”), which set forth the terms of Executive’s employment with the Company as its Chief Medical Officer;

WHEREAS, Section 9 of the Employment Agreement sets forth certain compensation and other benefits payable to Executive in certain circumstances upon the termination of his employment with the Company;

WHEREAS, paragraph (d) of Section 9 provides that the Company’s obligation to pay to Executive the compensation and other benefits described in Section 10 of the Employment Agreement is conditioned upon the Executive’s execution of a Release Agreement (as defined therein); and

WHEREAS, the parties intend that this Agreement shall constitute the Release Agreement described in Section 9(d) of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1.           Release of Claims.  In consideration for the payments and other benefits described in Section 10 of the Employment Agreement, Executive hereby fully and finally releases, waives, and discharges any and all legal claims against the Company that he has through the date on which he signs this Agreement. This full and final release, waiver, and discharge extends to legal and equitable claims of any kind or nature whatsoever including, without limitation, the following:

(a)           All claims that Executive has now, whether or not he now knows about the claims;

(b)           All claims for attorney’s fees and costs;

(c)           All claims for alleged discrimination against his under any applicable federal, state, and local law including, without limitation, rights and claims of age discrimination under the federal Age Discrimination in Employment Act (“ADEA”) and federal Older Workers Benefits Protection Act (“OWBPA”); and discrimination claims under the New Jersey Law Against Discrimination (“NJLAD”), the New Jersey Family Leave Act, Title VII of the Civil Rights Act of 1964 (“Title VII”), and the Americans With Disabilities Act (“ADA”);

(d)           All claims arising out of his employment and the termination of his employment and service as an officer with the Company, including, but not limited to, any alleged breach of contract, wrongful termination, termination in violation of public policy, defamation, invasion of privacy, fraud, negligence, infliction of emotional distress, breach of implied contract and breach of the covenant of good faith and fair dealing;

(e)           All claims for any other alleged unlawful employment practices arising out of or relating to his employment or separation from employment and service as an officer with the Company; and

(f)           All claims for any other form of pay, for example bonus pay, incentive pay, holiday pay, and sick pay.

Provided, however, that the foregoing does not constitute a release or waiver of Executive’s rights, if any, to (a) indemnification under any applicable directors & officers liability insurance policy, applicable state and federal law, and the Company’s certificate of incorporation and bylaws, (b) any rights under stock options, stock purchase agreements and equity plans of the Company and any vested interest he may have in any 401(k), retirement, defined benefit, defined contribution or other plan by virtue of his employment with the Company, (c) any rights or claims that may arise after this Agreement is signed, (d) any rights to any unemployment compensation benefits to which he is entitled taking into consideration all payments he receives, (e) any rights under the Employment Agreement, including without limitation the payments and benefits specifically promised to Executive under the Employment Agreement, and any rights of Executive under any other written agreement with the Company entered into after the date of the Employment Agreement, or (f) the right to institute legal action for the purpose of enforcing the provisions of this Agreement and/or the Employment Agreement. Notwithstanding the foregoing provisions of this General Release of Claims, to the extent there is a conflict between this General Release of Claims, on one hand, and the applicable directors and officers insurance that the Company is obligated to keep in effect, on the other, the Employee’s benefits under the applicable insurance plan/policy will remain in full force and effect control but only to the extent that such insurance is applicable.

Executive also hereby waives any right to reinstatement to employment with the Company.

For purposes of this Section 2, “Executive” includes anyone who has or obtains any legal rights or claims through Executive, and the term “Company” means Arno Therapeutics, Inc., and its past and present parents and subsidiaries, if any, and each of them; and past and present agents, officers, directors, employees, insurers, indemnitors, attorneys, successors or assigns of any or all of the foregoing entities.

 2.           Rights to Counsel, Consider, and Revoke and Rescind.

(a)           Executive acknowledges that he consulted with an attorney prior to signing the Employment Agreement. The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

(b)           Executive understands that he has the right to take up to 21 days to consider his waiver of age discrimination rights and claims under the ADEA and OWBPA, beginning the date on which he received this Agreement. he further understands that, if he signs this Agreement, he may revoke his waiver of age discrimination rights and claims under the ADEA and OWBPA within seven days thereafter, and his waiver will not be effective or enforceable until this seven-day period has expired.

 3.           Charges. This Agreement does not prohibit Executive from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.

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 4.           Other Agreements.

(a)           Executive’s obligations under Sections 5 and 6 of the Employment Agreement shall remain in full force and effect and will survive the termination of Executive’s employment with the Company in accordance with the terms of the Employment Agreement.  Nothing in this Agreement shall be construed to supersede or otherwise relieve Executive of such obligations.

(b)           The Company agrees that no amendment or modification of its certificate of incorporation or bylaws adopted after the date hereof that reduces Executive’s rights to seek and obtain indemnification from the Company in his capacity as officer and/or director shall be effective against Executive.

5.           Miscellaneous.  This Agreement states the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes and merges all prior negotiations, agreements, and understandings, if any.  No modification, release, discharge, or waiver, of any provision of this Agreement shall be of any force or effect unless made in writing and signed by Executive and the Company, and specifically identified as a modification, release, or discharge, of this Agreement.  If any term, clause, or provision of this Agreement shall for any reason be adjudged invalid, unenforceable, or void, the same shall not impair or invalidate any of the other provisions of the Agreement, all of which shall be performed in accordance with their respective terms.  This Agreement shall inure to the benefit of the successors and assigns of the Company.

Executive represents that this Agreement, and the release contained in this Agreement, have been given voluntarily and free from duress or undue influence on the part of any person or entity released by this Agreement, or by any third party.  Executive acknowledges and understands that he has no obligation to enter into this Agreement, but that the Company has no obligation to provide to Executive the payments and benefits described under Section 9([   ]) of the Employment Agreement if he does not enter into this Agreement.

Executive has read this Agreement carefully and understands all of its terms. he acknowledges that he has had the opportunity to discuss this Agreement with his own attorneys prior to signing it, and to make certain that he understands the meaning of the terms and conditions contained in this Agreement and fully understands the content and effect of this Agreement. In agreeing to sign this Agreement, Executive acknowledges that he has not relied on any representations or statements, whether oral or written, other than the express statements of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date(s) set forth below.

EXECUTIVE:		ARNO THERAPEUTICS, INC.

By:		By:
Name:	Alex Zukiwski, M.D.	Name:	Glenn Mattes
		Its:	Chief Executive Officer

Dated:		Dated:

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